Prospectus Supplement
                         (To Prospectus Dated May 2, 2000)

                                  $500,000,000

                5% Convertible Subordinated Notes due February 1, 2007

                            -------------------------

     This prospectus supplement relates to the resale by the holders of Rational Software Corporation 5% Convertible Subordinated Notes Due February 1, 2000 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 2, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:



                          Principal
                          Amount at
                         Maturity of                  Number of
                            Notes                     Shares of
                        Beneficially  Percentage of  Common Stock  Percentage of
                         Owned That       Notes       That May     Common Stock
          Name           May Be Sold   Outstanding     Be Sold     Outstanding
-----------------------  -----------   -----------   -----------   -----------

AMSouth Bank, Custodian
for AMSouth Equity
Income Fund                2,650,000        0.53%        74,191           0.0%

Baptist Health of
South Florida                171,000        0.03%         4,787           0.0%

Banc of America
Securities LLC                55,000        0.01%         1,540           0.0%

Boston Museum of
Fine Art                     104,000        0.02%         2,912           0.0%

Goldman Sachs and
Company                      200,000        0.04%         5,599           0.0%

Pilgrim Convertible
Fund                       4,664,000        0.93%       130,576           0.1%

Ramius Capital Group
Holding Ltd.               1,900,000        0.38%        53,194           0.0%

San Diego County
Convertible                2,242,000        0.45%        62,768           0.0%

Zurich HFR Master
Hedge Fund Index Ltd          50,000        0.01%         1,400           0.0%

                            -------------------------

     The Date of This Prospectus Supplement Is October 4, 2000.